UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):  30 July 1996

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


               UTAH                0-15512            87-0356708
          (State or other     (Commission File      (IRS Employer
          jurisdiction of          Number)         Identification
          incorporation)                               Number)


            4460 South Highland Drive #100
                 Salt Lake City, Utah                 84124-3543
       (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code:  (801) 273-6600

  Former name or former address, if changed since last report:
                                           4444 South 700 East #204
                                           Salt Lake City, Utah 84107-3075


Item 5. Other Events --- Press Release - ALPNET Announces Record Second Quarter Results

30 July 1996 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and language related services to international businesses, today announced record results for the quarter ended 30 June 1996. Total revenues for the quarter were $9.0 million with net income of $662,000 or $.026 per share compared to revenues of $6.5 million with net income of $6,000 (less than $.001 per share) for the second quarter of 1995. For the six months ended 30 June 1996, total revenues were $15.5 million with net income of $692,000 or $.027 per share compared to revenues of $12.4 million with net income of $20,000 or $.001 per share for the six months ended 30 June 1995.

Thomas F. Seal, ALPNET President and CEO, stated, "The reported quarterly revenues of $9 million represent an increase of 38% over the second quarter of 1995. While a portion of the increase in revenues was due to large projects from existing clients, it also included some new client revenues as well as significant contributions from some of our new offices. We are pleased to report that our Amsterdam office, which is dedicated to serving the computer software localization industry, has completed its first sizable project and is now expanding its client base in order to increase its contribution to results in the future. In addition, our Dublin office has succeeded in closing its first significant orders, and we are looking forward to increased Irish revenues in 1996 and 1997.

Mr. Seal continued by stating, The investment ALPNET has made in additional worldwide offices and capabilities is paying off, as we are able to sell and produce sizable multi-language projects without disrupting existing clients and production processes. The additional offices added in recent years have provided a worldwide infrastructure and production capacity that allows us to produce very large projects into up to twenty different languages, in multiple locations. These projects can involve any combination of the localization of software, online or printed documentation, or the localization of multi-media information which is becoming increasingly important for many new clients."

Mr. Seal reported that, These quarterly results represent a 7% return on revenues, and still reflect significant investment in startup costs in Asia, startup costs for our online translation business, and certain costs to reorganize some under-performing offices. As revenues continue to grow we are able to more fully utilize our worldwide capacity, thereby bringing a greater portion of the additional revenue to the bottom line. We believe our program of balanced investment in growth for the future will continue to pay off as we continue to grow. We expect revenue levels to be strong for the rest of the year as multi-national corporations learn about and use ALPNET for their product related translation and localization needs.

Mr. Seal finished by saying, Due to the nature of our major clients and their product release cycles, we have seen a pattern where quarterly revenues can fluctuate significantly. We expect this pattern to continue in 1996, but are confident that overall revenues and earnings will exceed 1995 levels, as we are in negotiation for several significant contracts which will give us a very strong backlog for the second half of the year."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with 30 wholly-owned offices in 14 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALPNET, Inc.
                                  (Registrant)




Date:   30 July 1996     \s\ Thomas F. Seal
                         Thomas F. Seal
                         President and Chief Executive Officer



Date:   30 July 1996     \s\ D. Kerry Stubbs
                         D. Kerry Stubbs
                         Chief Financial Officer